UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2026

TRISALUS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39813	85-3009869
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6272 W 91st Ave, Westminster, Colorado	80031
(Address of principal executive office)	(Zip Code)

(888) 321-5212

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	TLSI	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of registrant’s common stock at an exercise price of $11.50 per share	TLSIW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2026, TriSalus Life Sciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC (“LSCM”), as representative of the underwriters named therein (the “Underwriters”), relating to the public offering (the “Offering”) of 9,756,100 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at a price to the public of $4.10 per Share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 1,463,415 shares of Common Stock (the “Option Shares” and together with the Shares, the “Securities”) to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions.

Pursuant to the Underwriting Agreement, the Company has agreed to (i) give the Underwriters a discount of 6.0% per Share in the Offering, and (ii) reimburse LSCM for certain of their out-of-pocket expenses incurred in connection with the Offering, including, among other things, the reasonable fees and expenses of counsel, which fees and expenses may not exceed $125,000.

The Securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-291509) filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2025 and declared effective by the Commission on December 4, 2025 and a related prospectus supplement dated February 19, 2026 (the “Prospectus Supplement”). The Offering is expected to close on or about February 23, 2026, subject to satisfaction of customary closing conditions (the “Closing Date”).

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed not to sell or otherwise dispose of any of the Company’s securities for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of LSCM. In addition, the Company’s officers, directors and a certain securityholder of the Company have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of LSCM, subject to certain exceptions.

The net proceeds to the Company from the sale of the Shares in the Offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $37.0 million assuming no exercise by the Underwriters of their over-allotment option for the Option Shares, or approximately $42.64 million if the Underwriters exercise their over-allotment option for the Option Shares in full. The Company intends to use the net proceeds from the Offering for general corporate purposes which may include capital expenditures, working capital and general and administrative expenses.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and affords certain rights of contribution with respect thereto.

The foregoing description of the Underwriting Agreement, is not complete and is qualified in its entirety by reference to the full text of the form of Underwriting Agreement, a copy of which is filed as Exhibit 1.1, to this Current Report on Form 8-K and is incorporated by reference herein.

The legal opinion of Sheppard, Mullin, Richter, & Hampton, LLP relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 19, 2026, the Company issued a press release announcing the Offering. A copy of our press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On February 20, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of our press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 19, 2026 by and between TriSalus Life Sciences, Inc. and Lake Street Capital Markets, LLC
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton, LLP (contained in Exhibit 5.1)
99.1	Press Release dated February 19, 2026
99.2	Press Release dated February 20, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2026	TriSalus Life Sciences, Inc.

	By:	/s/ David Patience
	Name:	David Patience
	Title:	Chief Financial Officer

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